Exhibit 4.6

Description of Securities

IronNet, Inc. (“we,” “our,” “us,” or the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, par value $0.0001 par value per share (the “Common Stock”), and public warrants, each whole public warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share (the “Public Warrants”).

The following description of the material terms of our share capital includes a summary of specified provisions of our charter documents. This description is qualified by reference to our Second Amended and Restated Certificate of Incorporation (the “A&R Certificate”) and our bylaws and Public-Warrant-related documents, each of which is filed as an exhibit to our Annual Report on 10-K.

General

Our A&R Certificate authorizes us to issue up to 500,000,000 shares of Common Stock, $0.0001 par value per share, and 100,000,000 shares of preferred stock, $0.0001 par value per share.

Common Stock

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our A&R Certificate, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividend Rights

Subject to preferences that may apply to any then-outstanding preferred stock, the holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. We do not anticipate paying any cash dividends in the foreseeable future.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Preemptive or Similar Rights

Holders of Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Under our A&R Certificate our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 100,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Common Stock. Any issuance of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. No shares of preferred stock are outstanding. We have no present plans to issue any shares of preferred stock.

Warrants

As of January 31, 2023, there were 8,606,473 warrants to purchase Common Stock outstanding, consisting of 8,596,273 public warrants exercisable for our common stock at an exercise price of $11.50 per share (subject to adjustment) included in the units issued in the initial public offering of LGL Systems Acquisition Corporation (the “Public Warrants”) and 10,200 private warrants issued to LGL Systems Acquisition Holding Company, LLC in a private placement simultaneously with the initial public offering of LGL Systems Acquisition Corporation (the “Private Warrants” and, together with the Public Warrants, the “Warrants”). Each Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share. The Warrants will expire at 5:00 p.m., New York City time, on August 26, 2026, or earlier upon redemption or liquidation.

Holders of Public Warrants cannot pay cash to exercise their Public Warrants unless we have an effective and current registration statement covering the issuance of the shares underlying such Warrants and a current prospectus relating thereto. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported closing price of the shares of Common Stock for the 10 trading days ending on the third trading day prior to the date of exercise.

The Private Warrants are identical to the Public Warrants except that such warrants are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor or its permitted transferees have the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than the Sponsor and LGL’s current independent directors or their permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

We may call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

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at any time after the warrants become exercisable;
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upon not less than 30 days’ prior written notice of redemption to each warrant holder;
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if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third trading day prior to the notice of redemption to warrant holders; and
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if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such warrants.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our Warrants was established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported closing price of the shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The Warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding Warrants, if such modification or amendment is being undertaken prior to, or in connection with, the closing, or Warrants, if such modification or amendment is being undertaken after the closing.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. The Warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the office of the warrant agent, with the subscription form, as set forth in the warrant, duly executed, accompanied by full payment of the exercise price (unless the exercise is on a cashless basis, if applicable), by certified or official bank check payable to the order of the warrant agent, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Public Warrant holders may elect to be subject to a restriction on the exercise of their Public Warrants such that an electing warrant holder would not be able to exercise their Public Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 4.9%or 9.8% (as specified by the holder) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

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before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

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any merger or consolidation involving the corporation and the interested stockholder;
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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certificate of Incorporation and Bylaws

Among other things, our A&R Certificate and amended and restated bylaws:

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permit our board of directors to issue up to 100,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;
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provide that the authorized number of directors may be changed only by resolution of our board of directors;
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provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed in the manner specified in Section 141(k) of the DGCL;
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provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by the sole remaining director;
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require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;
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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;
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provide that special meetings of our stockholders may be called by (i) the chairperson of the board of directors, (ii) the chief executive officer or (iii) a majority vote of the board of directors; and
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not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

The A&R Certificate provides to the fullest extent permitted by law, that derivative actions brought in the company’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of the company’s Common Stock shall be deemed to have notice of and consented to the forum provisions in the A&R Certificate. The A&R Certificate further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of our A&R Certificate will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the A&R Certificate to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street Plaza, 30th Floor New York, New York 10004.

Listing

Our Common Stock and Public Warrants are traded on the New York Stock Exchange under the symbols “IRNT” and “IRNT.WS”, respectively.